Exhibit 10.6

Contract for Sale of Commercial Property

This Contract for Sale is made on

BETWEEN

Clay Associates, LLC

whose address is

1196 McCarter Highway

Newark, NJ 07104

referred to as the Seller,

AND

Chester Meisels

T.A.G. Acquisitions Ltd.

whose address is

130 Route 59, Suite #6

Spring Valley, NY 10977

referred to as the Buyer.

The words “Buyer” and “Seller” include all Buyers and all Sellers listed above.

1.   Business and Property Sold. Seller agrees to sell and transfer and Buyer agrees to buy the following described property (the “property”): 81 Clay Street, Newark, NJ 07104 fixtures, This sale is free and clear of any debts, mortgages, security interests or other liens or encumbrances, except for liens securing liabilities relating to the Property being assumed by Buyer and except as stated in this Contract. This sale does not include the cash on hand or in banks at the date of closing and/or the other property specifically excluded, as described and mentioned in Item 2 of Schedule A to the Contract.

2.   Purchase Price. The purchase price is Four Million Dollars and No Cents ($4,000,000.00) plus the amount to be paid Seller, as described in Paragraph 5 of this Contract.

3.   Payment of Purchase Price. The Buyer will pay the purchase price as follows:

Previously paid by the Buyer (initial deposit)	$

Upon signing of this Contract (balance of deposit)		$50,000

Balance to be paid at closing of title, in cash or by certified or bank cashier’s check (subject to adjustment at closing)		$3,950,000

4.   Deposit Moneys. All deposit moneys will be held in escrow in an interest-bearing account by Joseph G. DiCorcia, Esq., Attorney for Seller (the “Escrow Agent”) until Closing of title.

Interest on the deposit moneys will be paid to the person or persons who receive the deposit moneys when they are released from escrow. If more than one person receives the deposit moneys, the interest will be divided among all such persons in proportion to the amount of deposit moneys each such person receives.

5.   FIFTEEN (15) DAY DUE DILIGENCE PERIOD BEGINNING UPON SIGNING OF CONTRACT. NO CONTINGENCIES AFTER THAT PERIOD AND DEOPOSIT BECOMES FIRM. If either party during the due diligence period finds the property or the terms of this transaction unsatisfactory, either party may cancel said contract. Seller shall deliver clear and marketable fee title free of all liens and encumbrances unless otherwise agreed in contract by Buyer and Seller.

6.   Time and Place of Closing. The closing date cannot be made final at this time. The Buyer and Seller agree to make March 16, 2016 or sooner the estimated date for the closing. Both parties agree that the Seller shall have until two (2) weeks after the closing to completely vacate the facility. Both parties will fully cooperate so the closing can take place on or before the estimated date. The closing will be held at the office of the buyer’s attorney.

7.   Transfer of Ownership. At the closing, the Seller will transfer ownership of the property to the Buyer. The Seller will give the Buyer a properly executed instruments of transfer as are necessary to transfer to Buyer full title to the Property referred to in this Contract. If the Seller is a corporation, it will also deliver a corporate resolution authorizing the sale.

8.   Indemnification of Seller. The Buyer will indemnify the Seller against (1) any and all liability under the contracts and obligations assumed under this Contract, provided that Seller is not in default under any of such contracts or obligations at the date of closing; and (2) all actions, suits, proceedings, judgments, costs and expenses (including reasonable attorney fees) connected with the matters described in (1), including any actions, suits or proceedings between Buyer and Seller, including actions, suits or proceedings to enforce Buyer’s obligations under this Paragraph 12. The Buyer shall not be liable for any of the obligations or liabilities of Seller of any kind and nature other than those specifically assumed under this Contract.

9.   Inspection of the Business. The Seller will permit the Buyer and Buyer’s representative(s) to inspect the Property from time to time at any reasonable time before the closing. The Seller will permit access for all inspections provided for in this Contract, and allow the Buyer Fifteen (15) days in order to conduct due diligence and have free access to all property records, leases, documents, mortgages, survey, bills and tax information, income and expenses etc. If Buyer is not satisfied with Due Diligence information at the end of the 15 day period, Buyer many cancel said contract.

351S Contract for Sale of Business Ind. or Corp. Rev. 12/99 P5/10	Powerel by	©1999 by ALL-STATE LEGAL® A Division of ALL-STATE International, Inc. www.aslegal.com 800.222.0510 Page 1

10.  Representations of Seller. The Seller represents and warrants that the Seller:

a.	Is duly qualified and licensed to carry on the Business as now owned and conducted.
b.	Is the owner of and has good and marketable title to the property to be sold free of all restrictions on transfer or assignment and of all encumbrances unless otherwise set forth in this Contract.
c.	Has to the best of its knowledge operated the Property in accordance with all laws.
d.	Is not subject to any proceedings, judgments, or liens now pending or threatened against the Seller or against the Property.

11.  Risk of Loss. The Seller is responsible for any damage to the assets being sold to the Buyer, except for normal wear and tear, until the closing. If there is damage, the Buyer can proceed with the closing and either:

a.	require that the Seller repair the damage before the closing, or
b.	deduct from the purchase price a fair and reasonable estimate of the cost to repair the property.

In addition, either party may cancel this Contract if the cost of repair is more than 10% of the purchase price. If, by reason of any destruction, loss, or damage, the Buyer shall have the right to terminate this Contract on written notice to Seller.

12.  Cancellation of Contract. If this Contract is legally and rightfully canceled, the Escrow Agent will return the deposit to Buyer and Buyer and Seller will be free of liability to each other.

13.  Adjustments at Closing. At the closing the following adjustments shall be made: All operating expenses including, but not limited to: rent; insurance premiums; utility charges; taxes of any nature; interest on loans; mortgages or other liens, if any; payroll; and payroll taxes.

14.  Broker Commissions. Upon delivery of the Bill of Sale, payment of all amounts, if any, that the Buyer and the Seller are required by this Contract to pay at closing, and delivery of any promissory note and other documents required by this Contract, the Seller will pay to Paris Real Estate, Inc. a commission of __________________% of the purchase price. Details of which are under separate agreement between the brokers.

15.  Survival of Terms of Contract. The warranties, covenants and promises contained in this Contract will not merge in but will survive the Bill of Sale and become part of the Bill of Sale and will continue in full force and effect as though set forth at length in the Bill of Sale.

16.  Security for Buyer Deposit and Search Costs. The Seller grants the Buyer a security interest in all assets of the Property being sold under this Contract to secure the deposit paid by the Buyer and the reasonable expense of the examination of title. This security interest will terminate automatically if the Buyer defaults under this Contract.

17.  Gender and Number. In all references in this Contract to any parties, persons, entities or corporations, the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text of this Contract may require.

18.  Complete Agreement. This Contract is the entire and only agreement between the Buyer and the Seller. This Contract replaces and cancels any previous agreements between the Buyer and the Seller. This Contract can only be changed by an agreement in writing signed by both Buyer and Seller. The Seller represents to the Buyer that the Seller has not made any other Contract to sell the property to anyone else.

19.  Parties Liable. This Contract is binding upon all parties who sign it and all who succeed to their rights and responsibilities.

20.  Notices. All notices under this Contract must be in writing. The notices must be delivered personally or mailed by certified mail, return receipt requested, or sent by fax or overnight delivery service to the other party at the address written in this Contract, or to that party’s attorney.

21.  Seller does not indemnify Buyer as to any warrantees or representations about said Property. Said Property will be transferred in “As Is” condition.

22.  There are no other contingencies associated with the sale of this Property.

351S Contract for Sale of Business Ind. or Corp. Rev. 12/99 P5/10	Powered by	©1999 by ALL-STATE LEGAL® A Division of ALL-STATE International. Inc. www.aslegal.com 800.222.0510 Page 2

SIGNED AND AGREED TO BY:
Witnessed or Attested by:	Date Signed:	Buyer: /s/ Chester Meisels
12/15/15
Chester Meisels
T.A.G. Acquisitions Ltd.
Print Name & Title:

As to Buyer(s)

Print Name & Title:

Print Name & Title:
/s/ Martin Lucibello
Martin Lucibello
Manager
As to Seller(s)		Clay Associates, LLC

Print Name & Title:

AGREEMENT TO ACT AS ESCROW AGENT BY:

(Seal)
Witnessed by		, ESCROW AGENT

STATE OF NEW JERSEY, COUNTY OF SS:

I CERTIFY that on,

                                     personally came before me and stated to my satisfaction that this person:

a.   Was the maker of the attached instrument; and

b.   Executed this instrument as his or her own act.

Print Name & Title:

STATE OF NEW JERSE COUNTRY OF	SS:

I CERTIFY that on, 12/17/15

Martin Lucibello personally came before me and stated to my satisfaction that this person (or if more than one, each person):

a.  Was the maker of the attached instrument;

b.  Was authorized to and did execute this instrument as Managing Member of Clay Associates, LLC the entity named in this instrument; and

c.  Executed this instrument as the act of the entity named this instrument.

/s/ Joseph G. DiCorcia
Joseph G. DiCorcia, Esq.
Attorney at Law of the State of New Jersey
Print Name & Title:

351S Contract for Sale of Business Ind. or Corp. Rev. 12/99 P5/10	Powered by	©1999 by ALL-STATE LEGAL® A Division of ALL-STATE International. Inc. www.aslegal.com 800.222.0510 Page 3